CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Baron Select Funds of our report dated February 27, 2023, relating to the financial statements and financial highlights, which appears in Baron Partners Fund’s, Baron Focused Growth Fund’s, Baron International Growth Fund’s, Baron Real Estate Fund’s, Baron Emerging Markets Fund’s, Baron Global Advantage Fund’s, Baron Real Estate Income Fund’s, Baron Health Care Fund’s, Baron FinTech Fund’s, Baron New Asia Fund’s and Baron Technology Fund’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 28, 2023